Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fourth Amended and Restated 2011 Stock Option and Incentive Plan of Ocera Therapeutics, Inc. of our reports dated March 11, 2016, with respect to the consolidated financial statements of Ocera Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Ocera Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 15, 2016